Exhibit 10.3

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

UNIVERSAL METALS LTD.

AND

CATHAY MERCHANT GROUP LIMITED

Dated as of June 30, 2005

THIS SHARE PURCHASE AGREEMENT dated for reference the 30th day of June 2005,

BETWEEN:

UNIVERSAL METALS LIMITED, having an office at Unit 1801, 18/Fl., Queen's Place, 74 Queen's Road Central, Central, Hong Kong, ("Seller");

AND:

CATHAY MERCHANT GROUP LIMITED, having an office at Offshore Chambers, P.O. Box 217, Apia, Samoa, ("Buyer"),

(each a “Party” and collectively the “Parties”).

WHEREAS:

A.         Universal Metals Limited owns all of the shares of the Company, a German manufacturer of aluminium-foil for flexible packaging, pharmaceutical and technical applications (“Products”), serving markets in Central and Western Europe;

B.         Cathay Merchant Group Inc. (“CMG Inc.”), the parent of Cathay Merchant Group Limited, set up a trading platform for trading the Products on the international aluminium markets.

C.         CMG Inc. wishes to complement its business activities through the acquisition of production facilities in Europe; and

D.         Therefore, CMG Inc. after having performed a due diligence, wishes to acquire the Company through its wholly owned subsidiary Cathay Merchant Group Limited. Universal Metals Limited is willing to sell the Shares on the terms and conditions hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective agreements hereinafter set forth, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties acknowledge, declare, covenant and agree as follows:

1.	DEFINITIONS, INTERPRETATION
1.01

Definitions. When used in this Agreement (including the Recitals and any Schedules hereto) or any amendment hereto, the following terms shall, unless otherwise expressly provided or the context otherwise requires, have the following meanings, respectively:

"Accounts" means the financial statements of the Company and MAW with reference to the last 3 financial years;

"Accounts Date" means the date of reference of the last approved financial statements;

“Adjustment Amount” means the lesser of (i) the positive balance, if any, between the Evaluation Result and the Basis Purchase Price and (ii) 12% of the Basis Purchase Price;

“Agreement” means this agreement and its annexes and schedules;

“Applicable Law” means the laws of Germany;

“Appraiser” means KPMG Deutsche Treuhandgesellschaft Aktiengesellschaft KPMG or any comparable accounting firm;

“Basis Purchase Price” means an amount of EUR 7,020,000;

“Cash Portion” means that portion of the Basis Purchase Price that is payable in cash and which amounts to Euro 4,000,000;

"Closing" means completion of the sale and purchase of the Shares by the performance by the parties of their respective obligations under Article 0;

"Closing Date" means the date on which the Closing takes place and which is scheduled by the Parties for June 30, 2005;

"Company" has the meaning set out in Schedule 1;

"Day" means a calendar day;

“Default Interest” means interest at the rate of 10% per annum;

“Deferred Purchase Price Portion” means an amount of EUR 3,020,000;

“Encumbrances” shall mean any claims, interest, option or pre-emption right or other rights of any parties, charges, pledges, mortgages, special or general privileges, security, actions, liens, or encumbrances and the like of whatever nature;

"Environmental Law" means all laws, regulations, directives, codes of practice, circulars, guidance notes and the like concerning the protection of human health or the environment or the conditions of the workplace or the generation, transportation, storage, treatment or disposal of dangerous substances;

"Environmental License" means any permit, licence, authorization, consent or other approval required under or in relation to any Environmental Law;

“Evaluation” means the evaluation of the Company by the Appraiser as set out in Clause 0 (Evaluation);

“Evaluation Result” means the value of the Company in accordance with the Evaluation;

"GAAP" means German generally accepted accounting principles consistently applied;

"Intellectual Property Rights" mean any trademarks, service marks, trade and business names (including internet domain names), rights in designs, patents, copyrights, moral rights and rights in know-how, software and database rights and other intellectual property rights, as related to the Company, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effects to any of the foregoing which may subsist anywhere in the world;

“Material Adverse Change” means any changes in the business, operations, properties, prospects, assets or condition (financial or other) of the Company, of a nature to fundamentally alter the economics of this Agreement;

“Note” means the 4.2% p.a. interest bearing promissory note in the principal amount equal to the Deferred Purchase Price Portion, with interest payable annually, issued by the Purchaser and CMG Inc. as joint and several debtors substantially in the forms as attached in Schedule 3 (Note);

"Purchase Price" means the sum of the Basis Purchase Price and the Adjustment Amount;

"Shares" means all the shares held by the Seller in the Company as referred to in Schedule 2;

“Share Transfer Deed” means the assignment of the Shares by means of a notarial transfer deed as required under the German Limited Liabilities Companies Act;

“Territory” means the Far East countries and China;

“Valuation Method” means the calculation of the discounted cash flow using the net method, i.e. the valuation is based on the opportunities the owners will have to withdraw funds less interest and the principal payments to the providers of loans (equity method of the discounted cash flow method);

“Warranty” and “Warranties” mean those representations warranties given by the Seller to the Buyer and contained in Schedule 4; and

"Warranty Breach" means any claim for breach of a Warranty as referred to in Schedule 4.

1.02

Headings, etc.                 The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.03

Gender and Number. Words imparting the singular number include the plural and vice-versa and words imparting gender include the masculine, feminine and gender neutral and vice versa as the context requires.

1.04	Amendment. No amendment of any provision of this Agreement shall be effective unless the same is in writing and signed by each party hereto.
1.05	Currency. Unless otherwise specified herein all references to “Euro”, “EUR” or “€” shall be references to the legal currency of the European Single Currency Union;
1.06	Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
1.07	Schedules. All documents attached and referred to in this Agreement and the following Schedules attached hereto are integral to and form part of this Agreement:

Schedule 1 – Company

Schedule 2 – Shares

Schedule 3 – Note

Schedule 4 – Representations and Warranties

2.	GOOD FAITH AND FAIR DEALING

In carrying out their obligations under this Agreement the parties will act in accordance with the principles of good faith and fair dealing and the provisions of this Agreement, as well as any statements made by the parties in connection with this Agreement, shall be interpreted in accordance with the principles of good faith and fair dealing,

3.	OBJECT OF THE AGREEMENT
3.01	Object of agreement. The object of this Agreement is to set out the terms including the conditions to and the timing of the sale and purchase of the Shares.
3.02	Agreement to sell and purchase. The Seller hereby agrees to sell and the Buyer agrees to purchase the Shares for the Purchase Price free and clear of all Encumbrances.
3.03	Transfer of Shares. The Shares shall be transferred in accordance with Clause 0 (Closing).

4.	PRICE
4.01	Purchase Price. As consideration for the assignment and transfer of the Shares, the Buyer shall pay the Purchase Price.
4.02	Payment of Purchase Price. The Purchase Price shall be paid as follows:

	(a)	Payment of the Cash Portion concurrently with the Share Transfer Deed or as otherwise mutually agreed by the Parties;
	(b)	Payment of the Deferred Purchase Price Portion on June 30, 2008; and
	(c)	Payment of the Adjustment Amount, if any, within two (2) Business Days after agreement of the Parties on the Adjustment Amount, or, as the case may be, Final Determination.
4.03	Security. As security for the payment of the Deferred Purchase Price Portion the Purchaser will deliver to the Seller the Note at Closing.
.04	Purchase Price Adjustment.	The Adjustment Amount will be determined as follows:
	(a)	Within five (5) days after the Closing Date, the Parties shall agree on and mandate the Appraiser in order to have the Evaluation be made.
(b)

In the event that the Parties fail to agree on an Appraiser, the Appraiser shall be determined immediately by the President of the Chamber of Commerce, Berlin, and such determination shall be binding upon the Parties.

	(c)	The evaluation shall be made in accordance with Valuation Method;
	(d)	The Parties shall use their reasonable efforts to cause the Appraiser to finalize the Evaluation and present an Evaluation Report within twenty one (21) days after its appointment.
(e)

Within three (3) days after the Parties’ receipt of the Evaluation Result, the Parties shall use reasonable commercial efforts to resolve mutually any differences with regard to, and agree upon, the Evaluation and the Adjustment Amount.

(f)

If the Parties are unable to resolve mutually a dispute with regard to the Evaluation and the Adjustment Amount within the three (3) day calendar period provided for doing so, then the issue shall be submitted to a mutually agreed auditing firm other than the Appraiser ("Auditor") to resolve any dispute. In the event that the Parties fail to agree on the Auditor, an internationally renowned and reputed, and generally accepted auditing firm, except for the Appraiser, shall be determined as Auditor by the President of the Chamber of Commerce, Berlin, and such determination shall be binding upon the Parties.

(g)

The Auditor, acting as an expert and not as an arbitrator, shall determine the Adjustment Amount. The determination of the Auditor shall be final, binding and conclusive on the parties (“Final Determination”). Buyer and Seller shall provide all documents and information requested by the Auditor promptly.

	(h)	The fees and expenses of the Auditor shall be borne by the Parties pro rata of their winning or losing.
4.05	Default Interest. If the Buyer fails to pay to the Seller the Purchase Price when due it shall pay Default Interest without further demand, notice or other legal formality of any kind.
5.	CONDUCT OF BUSINESS, AND MATERIAL ADVERSE CHANGE
5.01

Conduct of business.  As from the date of execution of this Agreement and until Closing, the Seller shall conduct the business of the Company or cause the business of the Company to be conducted in the ordinary course.

5.02

Notifications.  As from the date of execution of this Agreement and until Closing, the Seller shall notify the Buyer of any Material Adverse Change in the business, operations, properties, prospects, assets or conditions (financial or other) of the Company, or of any event, development or circumstance that may result in such a Material Adverse Change.

5.03

Material adverse change.  In the event of a material adverse change, the Buyer shall be excused from his obligations under this Agreement without prejudice to available remedies in the event of the Material Adverse Change being the result of an action or omission on the part of the Seller.

6.	CLOSING
6.01

Time and place of Closing.  Closing shall occur at the offices of the Seller, or as otherwise mutually agreed by the Parties, on the Closing Date, and subject to Article 0. If any conditions for the Closing have not satisfied, or waived by the Party in whose favor a condition was agreed, by that date then each party can terminate the Agreement with written notice with immediate effect. The right of termination does not prevent any party from claiming possible damages.

6.02

Conditions of Closing in favor of the Seller. The completion of each of the transactions contemplated hereby is subject to the terms and conditions set forth below which are for the exclusive benefit of the Seller, to be fulfilled or performed at or prior to the time of Closing. Any such condition may be waived in whole or in part by the Seller in writing without prejudice to any claims it may have for breach of covenant, representation or warranty:

(a)

Compliance. The Buyer shall be in compliance in all respects with all of its respective obligations under this Agreement, including the delivery of all documents required to be delivered by it on or prior to the Closing Date;

(b)

Negative proceedings. No action or proceeding shall be pending or threatened by any person, company, firm, governmental authority, securities commission, regulatory body or agency to enjoin or prohibit any of the transactions contemplated hereby or the right of the Seller to own the Shares or to suspend or stop trading in securities of the Company;

	(c)	Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at the time of Closing;
	(d)	Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Buyer at or before the time of Closing shall have been complied with or performed; and
	(e)	Board approval. Approval of this agreement by the Board of Directors of the Seller.
6.03

Conditions of Closing in favor of the Buyer. The completion of each of the transactions contemplated hereby is subject to the terms and conditions set forth below which are for the exclusive benefit of the Buyer, to be fulfilled or performed at or prior to the time of Closing. Any such condition may be waived in whole or in part by the Buyer in writing without prejudice to any claims it may have for breach of covenant, representation or warranty:

(a)

Compliance. The Seller shall be in compliance in all respects with all of its respective obligations under this Agreement, including the delivery of all documents required to be delivered by it on or prior to the Closing Date;

b)

Negative proceedings. No action or proceeding shall be pending or threatened by any person, company, firm, governmental authority, securities commission, regulatory body or agency to enjoin or prohibit any of the transactions contemplated hereby or the right of the Buyer to own the Shares or to suspend or stop trading in securities of the Company;

(c)	Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at the time of Closing;

	(d)	Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller at or before the time of Closing shall have been complied with or performed; and
	(e)	Board approval. Approval of this agreement by the Board of Directors of the Buyer.
6.04	Seller’s deliveries and acts on Closing. At the time of Closing, the Seller will:
	(a)	Deliver to the Buyer one copy of the resolution of the Seller’s Board of Directors;
	(b)	Deliver such other resolutions, documents and assurances as the Buyer may reasonably request; and
	(c)	Execute, together with the Buyer, the notarial Share Transfer Deed;
6.05	Buyer’s deliveries and acts on Closing. At the Time of Closing, the Buyer will deliver to the Seller:
	(a)	Deliver to the Seller one copy of the resolution of the Buyer’s Board of Directors;
	(b)	Deliver such other resolutions, documents and assurances as the Buyer may reasonably request;
	(c)	Execute, together with the Buyer, the notarial Share Transfer Deed;
	(d)	Pay the Cash Portion as per instructions of the Seller; and
	(e)	Deliver to the Buyer the Note, duly executed by both the Buyer and CMG Inc.
6.06	Delivery by or to counsel. Delivery by or to counsel for any party shall constitute delivery by or to such party.
6.07

Closing agenda.  Descriptions in a closing agenda of transactions and documents to be completed or delivered are adumbrations of requirements of this Agreement and are provided for convenience of reference and do not alter the obligations of the parties to the Settlement Agreement.

6.08

Escrow arrangements.  Except that the Parties agree otherwise, at Closing, all documents are to be tabled in the order and sequence as agreed in this Agreement or in a separate closing agenda and are to be held in escrow until, in each case, the parties to such documents, or for whose benefit such documents are to be delivered, have agreed that the documents are satisfactory (with the exception of those agreements and documents noted as complete), each party to the closing has agreed that all acts to be completed and all deliveries to be effected at closing for the benefit of such party have been satisfactorily completed, effected or waived and all parties have agreed to terminate the escrow, or until the parties otherwise agree to release all such documents. When the parties agree to terminate the escrow, each of the documents shall be released from escrow and shall be deemed to have been delivered, and the transactions effected thereby shall be deemed to have occurred, in the order and sequence, and shall be released in the same order and sequence, set forth below. The escrow arrangements are designed to facilitate the closing of the transactions contemplated in this Agreement and shall not serve to release any party from any obligation thereunder.

6.09

Contemporaneous Closing.  All documents and instruments to be tabled and/or delivered and all transactions and acts to be performed at the Closing shall be deemed to take place simultaneously; no transaction will be deemed to have been completed and no instrument or document will be deemed to have been delivered or effective until all conditions of the Closing have been fulfilled or waived and all transactions are completed to permit contemporaneous closing and all instruments and documents are delivered, except as agreed between counsel for the each of the parties.

7.	WARRANTIES
7.0		Warranties. The Seller warrants to the Buyer that as at the date of this Agreement:
	(a)	except as fairly and specifically disclosed in Schedule 4 B, each of the statements set out in Schedule 4 A is true and accurate in all respects;
	(b)	neither the Seller nor any of the Seller’s agents has deliberately withheld any information from the Buyer which would be material to a prudent buyer for evaluating the Company;
7.02

Separate and independent warranties. Each of the warranties set out in the several paragraphs of Schedule 4 A is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited:

	(a)	by reference to any other paragraph of Schedule 4 A; or
	(b)	by anything in Schedule B which is not expressly referenced to the Warranty concerned.
7.03

Prior investigations.  The right to damages and/or any other available remedy for breach of any of the warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date) with respect to the accuracy or inaccuracy of or compliance with any such warranty, covenant or obligation.

7.04

Limitation of warranties. The Warranties and representations made by the Seller in this Agreement are the sole and only Warranties and representations and any other, including statutory, warranties are excluded.

8.		SELLER’S LIABILITY FOR WARRANTY BREACH
8.01

Liability of Seller.  The Seller shall be liable to the Buyer for any liability, loss, damage, cost, expense (including reasonable attorney fees, and other reasonable legal and internal costs and expenses relating to a suit, action or other proceedings) (collectively “Losses”) which the Buyer or the Company may incur or suffer as a result of any Warranty Breach.

8.02

Buyer’s choice.   Liability of the Seller for payments in accordance with Article 0 (subject to the limitations under Article 0) shall be treated as any one of the following, as the Buyer shall choose and direct:

	(a)	reduction and refund of the price paid or payable for the Shares;
	(b)	a payment to the Buyer;
	(c)	a payment to the Company; or
	(d)	a direct payment to the creditor(s) of the Company.

9.	CLAIM PROCEDURE
9.01

Claim Notice. Whenever the Buyer becomes aware that an event (the “Event”) has occurred from which there may arise an obligation of the Seller pursuant to Article 0 above, including the notification of a tax, social security or other audit by public authorities, the Buyer shall, as soon as practicable, give notice (“Claim Notice”) to the Seller and state its claim (“Claim”) and the amount claimed if then known and ascertainable and the method of calculation thereof.

Failure of the Buyer to give timely Claim Notice hereunder shall not affect its rights to claim for breach of the Agreement except to the extent that the Seller demonstrates that the Buyer’s delay violated its obligation to use reasonable endeavours to mitigate the Losses and except to the extent as set out in Article 0.

9.02

Information and co-operation of parties. In handling the Event, the Buyer shall keep the Seller fully and promptly informed and consult in good faith with the Seller before taking any material steps or decisions, such as a decision to settle with a third party, in order to allow the Seller to make all recommendations and suggestions to the Buyer in due time, and to this effect the Buyer shall give the Seller, or the Seller’s representatives, reasonable access to relevant accounts, documents, records and other documentation and the Seller shall provide full co-operation upon the Buyer’s reasonable request.

The obligation of the Buyer to inform and consult with the Seller shall in no way imply any obligation for the Buyer to defer to or follow any recommendations and suggestions made by the Seller.

In all cases, the Buyer shall use reasonable endeavours to mitigate the Losses.

9.03     Rights of Seller to control of defence in the event of Admission of Claim. With respect to claims made by third parties, if the Seller admits to the Buyer and agrees in writing, that it is liable for the full amount of the claim (“Admission of Claim”) and agrees to provide reasonable security of its payment obligations under the claim, the Seller shall be entitled to assume control of the defence of such action or claim, at its sole expense, and shall be entitled to use its own counsel and legal advice provided that such counsel and provision of legal advice is reasonably satisfactory to the Buyer and provided that:

(a)	the Buyer will be entitled to take any and all reasonable or necessary procedural and other steps in the period preceding Admission of Claim;
(b)

In conducting the defence, the Seller shall keep the Buyer fully and promptly informed and consult in good faith with the before taking any material steps or decisions, such as a decision to settle with a third party, in order to allow the Buyer to make recommendations and suggestions to the Seller, without being under any obligations to make such recommendations or suggestions, and, to this effect, the Seller shall give the Buyer, or the Buyer’s representatives, reasonable access to relevant procedural and other documentation.

(c)	The obligation of the Seller to inform and consult with the Buyer shall in no way imply any obligation for the Seller to defer to or follow any recommendations and suggestions made by the Buyer.
(d)	In all cases, the Seller shall use reasonable endeavours to mitigate the Losses.
(e)

the Seller shall not consent to the entry of any judgement or enter into any settlement that (A) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Buyer and the Company of a release from all liability in respect of such claim or (B) would result in the imposition against the Buyer of injunctive or other relief; or (C) could materially interfere with the business, operations or assets of the Buyer or the Company; and

(f)

if, within ten (10) business days after Admission of Claim, the Seller does not assume control of the defence of such third-party claim in accordance with the foregoing provisions, the Buyer shall have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Seller, and the Seller shall promptly reimburse the Buyer therefor in accordance with this paragraph.

10.	LIMITATION OF LIABILITY FOR WARRANTY BREACHES
10.01	Claim Notice to deliver. The Seller shall have no liability under this Agreement unless it receives from the Buyer a Claim Notice (pursuant to Article 0):
	(a)	on or before the seventh anniversary of the Closing Date in respect of any claim for breach of any of the tax warranties (contained in A.7 of Schedule 4 A); and
	(b)	Within two years after the Closing Date in respect of any other claim.
10.02	Loss and deductions. Payments by the Seller under this clause shall be limited to the amount of the balance of the Loss after deducting therefrom
	(a)	any amount of contingency reserves provided against such Loss in the Accounts of the Company; and
(b)

any indemnity, contribution or other similar payment recoverable and recovered by the Buyer from any third party, including under an insurance policy less the costs of recovery and any consequential increase in the cost of insurance.

10.03

Change of legislation.  No liability of the Seller shall arise if and to the extent that a Claim occurs as a result of legislation which is not in force at the Closing Date or which takes effect retrospectively or occurs as a result of an increase in the rate of the taxes in force at the Closing Date or as a result of a change in the practice of the relevant authorities.

10.04

Third parties’ liability.  If any claim of the Buyer for a Warranty Breach is a result of or in connection with a liability or alleged liability of a third party, the Buyer shall take such actions as it reasonably considers necessary to prevent or limit to the extent possible any loss or damage for which the Seller may be liable (including taking such action to avoid, dispute or contest such liability as is reasonably practicable).

10.05

Remedies Cumulative. The remedies provided herein are cumulative and, in addition, will not preclude assertion by any party of any rights or the seeking of any other remedies, including remedies provided for under the Applicable Law, against the other party or any other third party at law or otherwise.

10.06

Appliance restricted to Warranty Breach. The limitation of liability provided in this Article 0 applies exclusively to Warranty Breaches, and the Parties agree that it does not apply to other breaches or deficiencies of this Agreement.

11.	PAYMENT FOR BREACH
11.01	Payment due. Any payment for Warranty Breaches shall be due immediately.
11.02

Third parties.  In the case of claims for payment by third parties against the Buyer or the Company, any payment for Warranty Breaches by the Seller shall be due as soon as such third party claim has to be paid.

In the event the said payment obligation is thereafter finally determined not to be binding and enforceable, the Buyer shall be under the obligation to reimburse the Seller to the extent and as soon as the Buyer will have received a refund.

11.03

Postponement.  The Buyer shall use its reasonable endeavours to obtain postponement of payment when practicable provided the Seller shall counter-guarantee without delay any required guarantees to the effect of such postponement.

11.04	Default Interest. Any payment delay on the part of any of the parties shall give rise to an obligation to pay Default Interest

2.	RESTRICTIVE COVENANTS
12.01

Non competition clause. The Seller shall not, directly or indirectly (including, without limitation, through companies, associations, joint ventures, relatives or other means or persons) (i) engage in any activity which may be directly or indirectly in competition with the Company’s business as per the Closing Date and, above this, in trading activities relating to the Products, or (ii) perform any service which may be in competition with the business in which the Company is currently engaged at the time of Closing, for a period of five years from the Closing Date with respect to the Territory.

12.02

Non-Solicitations of employees. Without prejudice to applicable laws on unfair competition, for a period of five (5) years from the Closing Date, the Seller shall not in any way, directly or indirectly solicit, recruit, assist others in recruiting or hiring, or discuss employment arrangements with any employee of the Company without the prior consent of the Buyer.

12.0

Confidentiality.  Subject to Article 0 and in addition to any separate confidentiality agreement, the terms of which shall prevail in case of controversy, the Seller covenants with the Company and the Buyer that the Seller shall keep confidential and shall refrain from using all confidential information relating to the business of the Company and shall procure that none of its related companies shall at any time without the consent of the Company or the Buyer infringe this restriction.

12.04	Exemption from confidentiality. The restriction in Article 0 shall not apply to the extent that:
	(a)	any confidential information relating to the business of the Company becomes part of the public domain; or
(b)

the Seller is required to disclose confidential information relating to the business of the Company by law, any official authority or governmental body or security exchange of any relevant jurisdiction.

13.		CONFIDENTIALITY/ANNOUNCEMENTS
13.01

Agreement confidential.   The parties shall treat and keep confidential and shall not disclose for a period of two years whole or in part to any third party this agreement or any information contained within or related to this Agreement except as is:

	(a)	required by applicable law;
	(b)	necessary to obtain approvals from governmental bodies connected with the Agreement;
	(c)	ordered by a court of competent jurisdiction;
	(d)	already in the public domain or becomes part of the public domain;
	(e)	required by any relevant security exchange.

13.02

Announcements.  The parties shall consult with each other as to the form of any announcement arising out of or connected with the Agreement, and no disclosure shall be made to any third party without the prior written agreement of the parties save as required by law or applicable stock exchange rules.

13.03	Survival. The obligations under this Article shall survive any termination of this Agreement.

14.	GENERAL
14.01

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

14.02

Entire Agreement. This Agreement constitutes the entire agreement between the parties in relation to the sale and purchase of the Shares and other matters covered by it and supersedes any previous agreement between the parties in relation to those matters, which shall cease to have any effect.

14.03

Non-reliance. The Parties to this Agreement acknowledge that they could have not relied on any statement or representation (save in the event of fraud) or warranty not contained in the Agreement or contained in any of the agreed form documents and each party unconditionally waives any claims in relation to, any statement, representation (save in the event of fraud), warranty or undertaking which is not expressly set out or referred to in this Agreement or any of the “agreed form” documents.

14.04

Partial Invalidity; Conflict. In the event that any term of this Agreement is declared by an arbitral panel or a judicial or government authority to be legally invalid, non-binding or unenforceable, such term shall be deemed deleted herefrom and shall not affect the Agreement in other respects, nor the validity and enforceability of those remaining terms. In such an event, the Buyer and the Seller agree to replace the affected term with terms that will most nearly and fairly approach such deleted term. In the event of a conflict or discrepancy between the Articles of this Agreement and the Schedules, the Articles of this Agreement shall prevail.

14.05

No assignment. This Agreement, or any rights hereunder, cannot be assigned by either Party without the consent of the other Party, except that corporate operations involving the universal transmission of the assets and liabilities of either of the parties or transfers within the respective corporate group restructuring will not require the consent of the other party.

14.06	Enurement. This agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.
14.07

Costs. Each party will be responsible for its own costs and expenses, including consultants and brokers fees incidental to the negotiation, preparation and execution of the Agreement and agrees to hold harmless and indemnify the other party in respect of any such expenses, costs and fees which may be claimed from such other party.

14.08	Transfer taxes, stamp and other duties and authentication costs. The Parties agree that all such costs shall be borne by the Buyer.
14.09	Force majeure. The Parties agree to apply the ICC Force Majeure Clause which is the most recent.
14.10

Further Assurances. Each party agrees that it will execute all documents and do all acts and things as the other party may reasonably request and as may be lawful and within its respective power to do, to carry out and/or implement the provisions or intent of this Agreement.

14.11

Counterparts and Facsimile. This Agreement may be executed in counterparts and by facsimile and by different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Each party hereto will be furnished with one complete set of counterpart signed documents.

15.	NOTICES
15.01

Form of notices.  Any notice, consent or other communication under this Agreement shall be in writing (which means signed by the respective sender) and sent to the addresses, facsimile numbers and email addresses set out below (or to such other addresses, facsimile numbers or email addresses as the parties may designate by notice to each other).

(a)	If to the Buyer:	CATHAY MERCHANT GROUP LIMITED
	address:	Offshore Chambers, P.O. Box 217, Apia, Samoa,
	telephone number:	(86-21) 6317-8989
	fax number:	(86-21) 6354 5909
(b)	To the Seller:	UNIVERSAL METALS LIMITED
	address:	Unit 1801, 18/Fl., Queen's Place, 74 Queen's Road Central, Central,
Hong Kong,
	telephone number:	(852) 2537-2286
	fax number:	(852) 2537-1623

15.02	Receipt of notice. Any notice or other communication served by hand, special courier, fax or post shall be deemed to have been received:
	(a)	in the case of delivery by hand, when delivered;
(b)

in the case of email or fax, at the time of transmission, provided that the confirmation of the transmission is sent to the counterpart by registered mail within 24 hours. Failure to send the confirmation copy will invalidate the service of any facsimile or electronic data transmission,

	(b)	in the case of registered mail with a return receipt, at the expiration of 3 days after dispatch of the notice.

16.	RESOLUTION OF DISPUTES
16.01	Dispute settlement. The parties may at any time, without prejudice to Article 0, seek to settle any dispute arising out of or in connection with this Agreement in accordance with the ICC ADR Rules.
16.02

Arbitration. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The place of such arbitration shall be Hong Kong, and the language of such proceedings shall be the English language.

17.	APPLICABLE LAW
17.01

Applicable Law.  This Agreement is governed by the Applicable Law without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby

17.02

Other mandatory provisions.  In any event consideration shall be given to mandatory provisions of the law of the country where the Company is established which would be applicable even if the contract is governed by a foreign law. Any such provisions will be taken into account to the extent they embody principles which are universally recognized and provided their application appears reasonable in the context of international trade.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

UNIVERSAL METALS LIMITED

By: /s/ Choi Kwok Wai

Name: Choi Kwok Wai

Title: Director

CATHAY MERCHANT GROUP LIMITED

By: /s/ Michael J. Smith

Name: Michael J. Smith

Title: President

SCHEDULE 1

COMPANY INFORMATION

Name of Company :	Aluminiumfolie Merseburg GmbH
Registered office :	Merseburg
Name of register :	Commercial register at the lower district court of Halle (Saalkreis)
Registration number :	HRB 14193
Secretary: (if any)	None

SCHEDULE 2

SHARES

Capital of the Company:           EUR 25,000, consisting of a quota of EUR 1,750 and a second quota of EUR 23,250.

Description of the Shares:	Quota in a German limited liability company
Physical evidence of the Shares:	None, not available under Applicable Law
Capital represented by the Shares:	100%
Modus (requirements) of transfer:	Notarial Share Transfer Deed

SCHEDULE 3

FORM OF NOTES

PROMISSORY NOTE

JUNE 30, 2005

Principal Amount: EUR 3,020,000	Due: JUNE 30, 2008

FOR VALUE RECEIVED, the undersigned CATHAY MERCHANT GROUP LIMITED (“Debtor”) with offices at Offshore Chambers, P.O. Box 217, Apia, Samoa,, hereby promises to pay to UNIVERSAL METALS LIMITED, with an office at Unit 1801, 18/Fl., Queen's Place, 74 Queen's Road Central, Central, Hong Kong, (“Creditor”), at such address or at such other place as the Creditor may from time to time designate by written notice to the Debtor, the principal amount of EUR 3,020,000 (in words: EURO THREE ZERO TWO ZERO ZERO ZERO ZERO) ON ABOVE DUE DATE, in Euro, together with interest on the principal amount outstanding from time to time at the rate of 4.2 % per annum. Such interest shall accrue from day to day, both before and after maturity, default, demand and judgment, shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 365 days and shall be payable annually with the first payment due on June 30, 2006.

THIS PROMISSORY NOTE is governed by and shall be interpreted pursuant to the laws of Canada.

PRESENTMENT for payment, demand, protest and notice of dishonour and protest hereof are hereby waived.

Debtor: CATHAY MERCHANT GROUP LIMITED

By: ________________________

Name: _____________________

Title: ______________________

As guarantor for the Debtor: CATHAY MERCHANT GROUP INC., 36th Floor, Tower 1, Kerry City, 218 Tianmu Road West, Shanghai, PR China

By:	______________________

Name: ______________________

Title: _______________________

SCHEDULE 4

REPRESENTATIONS AND WARRANTIES

SCHEDULE A	SCHEDULE B
REPRESENTATIONS AND WARRANTIES	EXCEPTIONS AND QUALIFICATIONS TO THE REPRESENTATIONS AND WARRANTIES
All warranties and representations are subject to the exceptions and qualifications set forth in Schedule B. Such Schedule will follow the same numbering.
A.1 The Company (References to the term Company shall be deemed references to both the Company and MAW)
A.1.1 The facts stated in Schedule 1 (Company Information) are correct.

A.1.2      The Company is validly existing and incorporated under the laws of Germany. The Company is not insolvent and is capable of paying its debts and no action has been brought or threatened so as to have the Company declared insolvent or subjected to any insolvency, moratorium or other procedure involving a collective treatment of creditors, nor are there any circumstances which exist which may cause the Company to become insolvent or incapable of paying its debts.

A.1.3 left blank
A.1.4 left blank
A.1.5 All Encumbrances by or in favour of the Company have been created in accordance with the provisions of the relevant legislation.

A.1.5      All returns, particulars, resolutions and other documents required by the applicable laws to be filed with or delivered to any official body by the Company have been properly prepared and so filed or delivered in all material respect.

A.1.6      All the accounts, books, ledgers and financial and other records of the Company are held or stored in means which are under the exclusive ownership and control of the Company and have at all times been properly and accurately kept and completed in all material respects, record all matters required to be entered therein by law, do not contain or reflect any material inaccuracies or discrepancies and give and reflect a true and fair view of the financial, contractual and trading position of the Company.

A.2 The Shares

A.2.1 The Shares constitute the whole of the issued and outstanding share capital of the Company and are fully paid.
A.2.2 No person is entitled or has claimed to be entitled to require the Company to issue any share or loan capital either now or at any future date whether contingently or not.

A.2.3      There is no option, right of pre-emption, requirement for prior shareholder consent, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Shares, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

Subject only to provisions of law (succession rights, mandatory pre–emption rights, etc.) and as set out in the articles of association of the company that are known to the Buyer.

A.2.4      The Seller is the full legal and beneficial owner of the Shares and is entitled to sell and procure the transfer of the full legal and beneficial ownership in the Shares to the Buyer on the terms set out in this agreement.

A.2.5      The Company has not at any time:

(a)          repaid, redeemed or purchased any shares of any class of its share capital or otherwise reduced its issued share capital; or

(b)          directly or indirectly provided any illegal financial assistance for the purpose of the acquisition of shares of the Company or any holding company of the Company or for the purpose of reducing or discharging any liability incurred in any such acquisition.

A.3 The Seller
A.3.1 The Seller has full power and capacity to enter into and perform this Agreement.

A.3.2      This Agreement does not constitute a breach on the part of the Seller in relation to any agreement or commitment with a third party.

No consent, approval or filing with any governmental or other authority relating exclusively to the Seller is required to authorise this Agreement or to permit the transactions contemplated herein.

A.4 Accounts
A.4.1 The Accounts comply in all material respects with all applicable laws and regulations.	The Buyer was furnished with copies of the Accounts prior to execution hereof.
A.4.2 The Accounts comply with and have at all times been prepared in accordance with the generally accepted accounting principles and practices in the country where the Company is incorporated.

A.4.3      The accounting principles and practices (including methods of valuation) adopted for the Accounts and all items therein are the same as those adopted in preparing the audited accounts of the Company for its three preceding accounting reference periods.

Subject only to statutory required changes.
A.4.4 The Accounts give a true and fair view of the assets and liabilities as at the Accounts Date, and of the profits and losses throughout the financial period to which the Accounts relate.
A.5 Position since the Accounts Date

A.5.1      Since the Accounts Date:

(a)          the Company has conducted its business in a normal and proper manner;

(b)          the Company has not entered into any unusual contract or commitment or otherwise departed from its normal course of trading;

(c)          there has been no material deterioration in the order intake the order backlog, cash position including working capital, or work in progress;

(d)          the Company has paid its creditors within the times agreed with them;

(e)          save in the ordinary course of business, the Company has not given any Guarantee or indemnity or entered into a contract or suretyship or agreement for the postponement of debt (or security therefore) or for lien or set-off; and

(f)           the Company is not in default under the terms of any borrowing made by it.

A.5.2      Since the Accounts Date, the Company has not:

(a)          agreed to acquire or sell any business; or

(b)          disposed of any of its assets except in the ordinary and normal course of business; or

(c)          incurred any material capital commitment.

A.5.3      All payments, receipts and invoices of the Company since the Accounts Date have been accurately recorded in the books of the Company in all material respects.

A.5.4      The Company since the Accounts Date has not declared, made or paid any dividends or other distribution except as provided in the Accounts.

A.6 Receivables

A.6.1 All receivables have arisen from ordinary transactions and will be collected at their relevant payment terms, or prior to this, in the ordinary course of collection and receivable handling.
A.6.2 left blank
A.6.3 The company is not owed any individual sum of money other than in the ordinary course of business.
A.7 Taxes

A.7.1  All taxation of any nature whatsoever for which the Company has been liable or for which the Company has been liable to account has been duly paid (insofar as such taxation ought to have been paid) and/or adequate provisions and accruals have been accounted for. Without prejudice to the generality of the foregoing, the Company has made all such deductions, withholdings and retentions as it was obliged or entitled to make and all such payments as should have been made.

All necessary information, notices, accounts, statements, reports, computations, assessments and returns which ought to have been made or given have been properly and duly submitted by the Company to the competent authorities and all information, notices, computations, assessments and returns submitted by the Company have been and are true and accurate in all material respects and are not the subject of any material dispute, nor are likely to become the subject of any material dispute with such authorities.

A.7.2      The Company has not within the past 12 months received any notice of enquiry or suffered any enquiry, investigation, audit or visit by the relevant tax authorities, and neither the Seller nor the Company is aware of any such enquiry, investigation, audit or visit planned for the next 12 months.

A.7.3  The provision or reserve for tax in the Accounts is sufficient to cover all liabilities of the Company for tax as at the Accounts Date and all tax for which the Company may after the Accounts Date become or have become liable in respect of or by reference to:

(a)          any income profits or gains for any period which ended on or before the Accounts Date; or

(b)          any distributions made on or before the Accounts Date or provided for in the Accounts; or

(c)          any event occurring on or before the Accounts Date.

A.7.4 Full potential provision has been made and shown (or disclosed by way of note) in the Accounts for deferred taxation.

A.7.5 The Company has not in the period of three years ending on the date of this Agreement been party to any non-arm’s length transaction.
A.8 Subsidiaries
A.8.1 The Company: (a) has no subsidiary; (B) holds no shares in the capital of any other company.
A.9 Real Estates
A.9.1 Neither the Company nor MAW do own real estate.
A.9.2 left blank

A.9.3      All land which is leased or licensed by the Company is held on the basis of validly and existing agreements and there are no circumstances under which any such agreements may be terminated before their term or declared null and void. The Company has always timely made all payments due under the relevant agreements.

A.9.4      The Company has obtained all necessary permits, licenses and authorisations to use the real estate as they currently are. The real estate fully comply with all zoning or planning rules and regulations.

A.9.5 The Company does not use or occupy or have any interest in any land and/or buildings other than the real estate disclosed to the Buyer.	The Buyer is aware of the land used by the Company for its business purposes.
A.10 Environmental Matters

A.10.1    The Company:

(a)          complies and has at all relevant times complied with all Environmental Laws and Environmental Licences;

(b)          has obtained and maintained in full force and effect all Environmental Licences, and there are no conditions, facts or circumstances which could endanger the continuance or renewal of such Environmental License.

A.10.2    No claim in relation to environmental matters has been made in writing or so far as the Seller is aware threatened against the Company or any occupier of any property at any time owned or leased by the Company.

A.10.3 left blank
A.10.4 The company has complied with all its obligations with mandatory to required inspections, studies, audits, tests, reviews, etc.

A.10.5 left blank A10.6 None of the real estates have been contaminated by any hazardous substance in breach of applicable Environmental Law.
A.11 Assets
A.11.1 The Company owns all the assets reflected in the Accounts, free and clear from any Encumbrance or right of any third party.
A.11.2 All tangible assets used in connection with the business of the Company belong to or are legitimately used by the Company and are in the possession and under the control of the Company.

A.11.3    All tangible assets used in connection with the business of the Company are free from any option, lease, hire or hire purchase agreement, agreement for payment on deferred terms or Encumbrances whatsoever and there are no agreements or arrangements restricting the freedom of the Company to use or dispose of the same as it thinks fit.

A.11.4    All tangible assets with a book value in excess of Euro 50,000 of the Company are in reasonable condition given fair wear and tear. They comply with all environmental, safety, health and any other applicable rules and regulations concerning their use and maintenance.

The Buyer has inspected all tangible assets and is fully aware of the condition thereof and the Buyer herewith confirms that the tangible assets are in reasonable condition subject to fair wear and tear.

A.11.5    The assets, whether tangible or intangible, owned and lawfully used by the Company comprise all the assets necessary to continue to operate the business of the Company in the same manner and to the same extent as the operation of the business of the Company immediately prior to Closing.

A.12 Insurance

A.12.1    All the assets and undertaking of the Company of an insurable nature are and have at all times been insured in amounts representing their full replacement or reinstatement value against risks normally insured against by persons carrying on the same classes of business as those carried on by the Company, and the Company is now and has at all times been adequately covered against accident, damage, injury, third-party loss, product liability, warranty claims, loss of profits and other risks normally covered by insurance by persons carrying on the same classes of business as those carried on by the Company.

All particulars of all insurances maintained by the Company and details of all insurance claims outstanding and which have been made within 12 months prior to Closing are known to the Buyer.
A.12.2 left blank

A.12.3    All insurances maintained by the Company are and have at all relevant times been in force and no claims have been made by the Company against its insurers or are contemplated or outstanding.

A.12.4    All insurance premiums in respect of all insurances maintained by the Company are fully paid and up-to-date.

A.13 Bank Accounts

A.13.1 The Seller has disclosed full details of all of the Company's investment, deposit and bank accounts and details of the banks and other financial institutions at which they are kept.	The Buyer has waived any details to be represented herein.

A.13.2    Seller has disclosed full details of all overdraft, loan and other financial facilities available to the Company and no person who provides any of those facilities has given any indication that they are considering withdrawing or altering any of such facilities.

The Buyer has waived any details to be represented herein.
A.13.3 Neither the Seller nor the Company has done or omitted to do anything whereby the continuance of the facilities referred to hereabove may be prejudiced or affected.
A.13.4 The Seller has disclosed full details of all outstanding borrowings and other indebtedness of the Company other than amounts owed to trade creditors.	The Buyer has waived any details to be represented herein.
A.13.5 There are no unpresented cheques drawn by the Company otherwise than in the normal course of dealing.

A.13.6    The financial position of the Company as at three days preceding the date of this Agreement reflects the existence of immediately disposable cash and items disposable at short term as follows:

the amounts of cash or disposable items have not been modified other than as required in the ordinary course of business since that date.

A.13.7    The Company, its directors, employees and agents have at all times complied with all material terms and conducted business in accordance with all material requirements laid down by the banks and any other sources of finance used by the Company (see A.14.2).

A.14 Conduct of Business, Commercial contracts and Joint ventures

A.14.1    The Company is not a party to:

(a)          any agreements or arrangements (whether executed or executory) entered into by the Company otherwise than by way of bargain at arm's length or otherwise than in the ordinary course of business; or

(b)          any contracts or transactions which involve obligations of an unusual, onerous or long-term nature.

A.14.2    The Seller has disclosed full details of all powers of attorney given by the Company or any other authority (express or implied) by which any person may enter into any contract or commitment on behalf of the Company. There are no powers of attorney other than those listed thereunder.

The Buyer has waived any details to be represented herein.
A.14.3 The Company has never been and is not party to any joint venture, consortium or partnership agreement or a member of any unincorporated association.

A.14.4    The Company is not in material breach of any arrangement or contract to which it is a party. No event or omission has occurred which would entitle any third party to terminate prematurely any contract to which the Company is a party or call in any money before the date on which payment thereof would normally be due.

A.14.5    There is no claim against and there are no circumstances which may lead to a claim against the Company for defective products, services, or breach of representation, warranty, condition, or for delays in delivery, or completion of contracts, or for deficiencies of design or performance relating to liability for products or services sold or supplied by the Company.

A.14.6  After Closing whether by reason of an existing agreement or arrangement or as a result of the acquisition of the Shares by the Buyer or otherwise:

(a)          no material supplier of the Company will cease or be entitled to cease supplying the Company or substantially to reduce its supplies to the Company;

(b)          no material customer, supplier or other third party with whom the Company deals will cease or be entitled to cease to deal with the Company or substantially to reduce its existing level of business with the Company;

(c)          no other contracts where the Company is a party to may be terminated by the other party.

A.14.7    Not more than 30 per cent in value of purchases by the Company are placed in any year with any one supplier and not more than 30 per cent in value of sales by the Company are made in any year to any one end customer.

A.14.8    The Company's stock and stock-in-trade is currently at a normal level, and is capable of being sold by the Company in the ordinary course of its business. Slow- moving or obsolete items have been adequately devaluated.

A.14.9    The Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the foreseeable future and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by it.

A.14.10 The Company has obtained all licences, permits and permissions required for the carrying on of its business and such licences and permissions are in full force and effect and there are no conditions, facts or circumstances which could endanger the continuance or renewal of such licences or permissions.

A.14.11 The Company has no branch, place of business or substantial assets outside the Company’s country of registration or any permanent establishment in any foreign country that may give rise to taxation of income or property of the Company in such foreign country or subject to regulatory supervision.

A.14.12 The Company has not given any gifts, bribes or inducements to any person during the period of one year prior to the date hereof.
A.14.13 All material details and copies of contracts for all sources of current revenue of the Company have been disclosed to the Buyer.	The Buyer has waived any details to be represented herein.
A.15 Agency and Distribution Agreements
A.15.1 The Seller has disclosed full details (including the relevant contracts, if made in writing) of all commercial agency, distributorship, occasional intermediaries and other similar contracts.	The Buyer has waived any details to be represented herein.
A.15.2 The Company has complied in all material respects at all times with all obligations arising out of the above agreements and any relevant provisions of the applicable law.
A.16 Personnel

A.16.1    The Company has in relation to each of its employees, managers and directors (and, so far as relevant, to each of its former employees, managers and directors) complied with:

(a)          obligations imposed on it by all statutes, regulations, codes of conduct and practice relevant to the relations between it and its employees, managers and directors (including without limitation any obligation concerning social security, data protection, health and safety) or any trade union or employee representatives;

(b)          all collective agreements, recognition agreements, customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

(c)          all relevant orders and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees, managers and directors.

A.16.2    Full and accurate particulars of the terms and conditions of employment of the employees, managers and directors (including the relevant contracts, if made in writing) including without limitation contractual terms of notice of the Company and a full list of all the employees of the Company including names, dates of commencement of employment, dates of birth, annual holiday entitlement and gender was disclosed to the Buyer, and since the Accounts Date no change has been made nor agreed to be made in such terms and conditions of employment by the Company of any person and in particular since the Accounts Date no employee, manager or director of the Company has received or is entitled to receive from the Company any sum or any benefit greater than that received by him (or which he was entitled to receive) in respect of the accounting period ended on the Accounts Date.

The Buyer has waived any details to be represented herein.

A.16.3    The Company has not offered, promised or agreed for the future any variation in the contract of employment or contract for services of its employees, managers and directors (including but not limited to any increase in remuneration or benefits) or collective agreement, recognition agreement and customs and practices.

A.16.4    There are not in existence:

(a)          any service agreements or other contracts with employees, managers and directors of the Company which cannot be terminated by twelve months' notice or less without giving rise to any claim for damages or compensation; or

(b)          any other contracts or arrangements of whatsoever kind (whether legally enforceable or not) between the Company and existing or former employees, managers and directors of the Company for the benefit of any existing or former employees, managers and directors; or

(c)          any consultancy agreements between the Company and any other person, firm or company; or

(d)          any arrangements by which any person has the use of any credit or charge card or account for which the Company is responsible.

A.16.5    Except as customary in the respective industry, there are no arrangements to which the Company is a party involving share options, profit sharing or bonus, incentive or other similar payments for employees, managers and directors.

A.16.6    There is no actual or threatened dispute between the Company and any of its current or former employees, managers and directors, nor any circumstances likely to give rise to any such dispute; there have been no strikes or industrial action (official or unofficial) by any of the Company's employees, managers and directors during the period of six years immediately preceding the Accounts Date.

A.16.7    There is no outstanding claim against the Company on the part of any person who has been or is its employee, manager or director or any actual or known liability to make any payment to reinstate, reengage or take or refrain from any action in relation to any person including under all the applicable laws.

A.16.8    Within a period of one year preceding the date hereof the Company has not:

(a)          given notice of any redundancies to the competent authorities or started consultations with any trade union or unions or employee representation under any applicable laws; or

(b)          failed to comply with any duty to inform and consult any trade unions or employee, manager and director representatives.

A.16.9 The Company has not made any undisclosed loan or advance to any of its employees, managers and directors, which remains outstanding.

A.16.10 There are no arrangements, whether contractual or otherwise, entitling any of the employees, managers and directors of the Company to any payments by the Company or other benefits from the Company arising from the sale or disposal of the Shares.

A.16.11 The Seller has set out in B.16.11, full particulars of any outstanding offer of employment made to any person by the Company and there is no person who has accepted such an offer in writing but whose employment has not yet started.

B.16.11 Attach list made according to A.16.11 with annexed the relevant offers (if made in writing).

A.16.12 No employee, manager or director has been given notice to terminate, or is under notice of termination of, his contract of employment nor are there any grounds to believe that any employee, manager or director may give, or may be given, notice to terminate his contract of employment with the Company.

B.16.12 Verify compliance with A.16.12 and indicate possible exceptions.
A.16.13 The Company has no maternity, paternity or training schemes (whether legally enforceable or not) that vary the rights granted to an employee by law.	B.16.13 Verify compliance with A.16.13.
A.16.14 left blank

A.16.15 The Seller has disclosed all key employees, managers and directors.

A.16.16 All payments, bonuses and other forms of remuneration due to the employees and directors of the Company have been paid and are up-to-date.

A.16.17 All part-time, temporary and fixed-term employees of the Company enjoy the same benefits as full-time employees of the Company.

A.17 Pensions

A.17.1    There are no agreements, customs or practices (whether legally enforceable or not) in operation at the date hereof for the payment of or contribution towards any pensions, pension plans, allowances, or other benefits on retirement or on death or during periods of sickness or disablement for the benefit of any of the Company's employees, managers or directors or former employees, managers or directors, nor has any proposal to establish any such agreement been announced.

A.18 Intellectual Property Rights
A.18.1 left blank
A.19 Litigation

A.19.1    The Company is not engaged in any material litigation (whether criminal, civil, administrative or tax), arbitration, alternative dispute resolution process and there are no facts or circumstances likely to give rise to such litigation, arbitration, or any alternative dispute resolution process nor is there any material litigation, arbitration or dispute resolution process threatened against the Company. No injunction has been served against the Company and the Company has given no undertaking to any Court or to any third party arising out of any legal proceedings.

A.19.2    The Company has not received notification that it has violated any requirement of any applicable laws, any ruling penalty or sanction which could adversely affect the business or financial condition of the Company and in particular, no violation of any law or regulation relating to Tax, health and safety, consumer protection, employment, industrial or labour relations, competition or the Environment.

A.19.3    No person for whose acts and defaults the Company may be vicariously liable is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress, threatened or pending and relevant to the Company.

A.19.4 There is no outstanding enforceable arbitral award, judgment or Court Order in favour of or against the Company.
A.20 Grants
A.20.1 The Seller has disclosed full particulars of all grants, subsidies, subsidised loans and other similar facilities.	The Buyer has waived any details to be represented herein.

A.20.2    The Company has not done or omitted to do anything as a result of which any of such grants, subsidies, subsidy loans and other similar facilities, as well as any payment (whether made on a provisional or final basis and whether partial or in full) made or to be made to the Company, plans or other undertakings on the part of the relevant entity may be terminated, cancelled or revoked, whether in full or in part, nor there are any circumstances under which the Company may be obliged to reimburse, in whole or in part, any sums or other facilities received.

A.21 Special contracts and arrangements

A.21.1    The Seller has disclosed full particulars of all agreements, practices and arrangements to which the Company is a party, which are registerable with any relevant authority. All these agreements have been correctly registered and there are no further agreements that require a registration or any other kind of filing with any authority or third party.

The Buyer has waived any details to be represented herein.
A.22 Transactions with Shareholders or Directors

A.22.1    All transactions or contracts (with the exception of directors’ service agreements and employment contracts) that have been entered into during the three years prior to the date of this Agreement to which the Company is a party in which a shareholder in or director of the Company or any person connected with a shareholder in or director of the Company has been interested whether directly or indirectly were fully disclosed.

The Buyer has waived any details to be represented herein.

A.22.2    No monies are owed by the Company to any director of the Company or to the Seller or to any person connected with any such director or the Seller or to any company or partnership in which any of such directors or the Seller (or their spouses) are directly or indirectly interested other than as holders of listed securities.

A.22.3    The Company has no debts owed to any of its directors or the Seller (or a person connected with any such director or the Seller) or by any company in which the directors of the Company or the Seller (or any person connected with any of them) are directly or indirectly interested (other than as holders of listed securities); nor do the Seller or any of the Company's directors (or any person connected with any of them) or any such company as aforesaid have any claims against the Company including claims for compensation for loss of office or for unfair dismissal or redundancy payment.

A.23 Competition matters

A.23.1    The Company has not received notification by any competent antitrust or competition authority that it is, or has been party to, or concerned in any agreement, arrangement, understanding or concerted practice, which:

(a)          infringes any competition rule including, without prejudice to the generality of the foregoing, any rule relating to state aid, public procurement, or anti-dumping; or

(b)          constitutes a breach of any term or condition of any licence, authorisation, appointment, code or similar instrument applicable to the Company and business.

A.23.2 The Company is not subject to any publication, order, condition, undertaking or similar measure or obligation imposed by or under any of the laws referred to in A.23.1.

A.23.3    The Company has not received notification that it is, nor has been, subject to any investigation, request for information, notice or other communication by any court, governmental or regulatory authority pursuant to any of the laws referred to in A.23.1.

A.23.4 The Company has no reason to believe that any such action as is mentioned in A.23.1 will be taken against it in relation to any of its current activities.
A.23.5 The Company is not a party to, nor has it entered into any kind of commitment or agreement which may in any manner limit its activity.
A.24 Information Technology Systems

A.24.1    The Seller has disclosed copies of all the agreements required to use, support, maintain and/or develop all components of the computer systems (including all Licenses, development agreements, software maintenance and support agreements, hardware maintenance agreements, source code escrow agreements and disaster-recovery agreements).

The Buyer has waived any details to be represented herein.

A.24.2    The Company has not breached any of its obligations under any of the agreements referred to in B.24.1, those agreements all remain in full force and effect as at Closing and no notice has been served by any party to terminate any of those agreements.

A.24.3 Save as stated in the agreements referred to in A.24.1, the Company is not restricted in any way in using the computer systems (whether by way of a technical device or otherwise).

A.24.4    The use of the computer systems by the Company does not, and the continued use of the computer systems by the Buyer after Closing will not, infringe the Intellectual Property rights of any third party.

A.24.5    The Company has exclusive control of the operation of the computer systems and of the storage, processing and retrieval of all data stored on the computer systems, and solely the Company owns any Intellectual Property rights in such data.

A.24.6    All Intellectual Property Rights in the developed software are owned by the Company and the Company has in its possession an up-to-date, useable and complete copy of the source code for all developed software together with copies of all programmers’ commentaries and technical documentation required to allow the continuing maintenance and development of that software by the Buyer.

A.24.7 The computer systems have adequate functionality, capability and capacity for the present requirements of the Company, and each part of the computer systems is compatible with each other part.
A.24.8 The computer systems have not been used to hold or process data in any manner that contravenes the applicable laws.
A.25 Effect of this Agreement

A.25.1    Compliance with the terms of this Agreement does not and will not:

(a)          conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party or any provision of the Memorandum or Articles of Association of the Company or any lease, contract, order, judgement, award, injunction, regulation, encumbrance, restriction or obligation of any kind or character by which or to which any asset of the Company is bound or subject; or

(b)          relieve any person from any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right, whether under an agreement with or otherwise in respect of the Company; or

(c)          result in the creation, crystallisation or enforcement of any encumbrance whatsoever on any of the assets of the Company; or

(d)          result in any present indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity.